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                                                               EXHIBIT (a)(5)(D)


NEWS                                                              [EL PASO LOGO]
For Immediate Release


EL PASO CORPORATION ANNOUNCES PRELIMINARY RESULTS OF ITS EXCHANGE OFFER FOR 9.00% EQUITY SECURITY UNITS

HOUSTON, TEXAS, DECEMBER 24, 2003--El Paso Corporation (NYSE: EP) today announced the preliminary results of its exchange offer for up to 10,350,000 of its 9.00% Equity Security Units (the "Units"), which expired at 5:00 p.m., New York City time, on Tuesday, December 23, 2003.

Based on a preliminary count, 6,057,953 Units were tendered for exchange, including 165,469 Units tendered by notice of guaranteed delivery. This amount represents approximately 53 percent of the outstanding Units. In accordance with the terms of the exchange offer, El Paso anticipates accepting all tendered Units without proration among those tendering. The final results of the exchange offer will be announced promptly after completion of the verification process.

In accordance with the terms and subject to the conditions of the exchange offer, El Paso will exchange 2.5063 shares of its common stock and $9.70 of cash for each Unit tendered. Cash will be paid in lieu of fractional shares in the exchange. The consideration for Units accepted will be delivered promptly after final determination of the number of Units tendered.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
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This release includes forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain assets; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; changes in reserves estimates based upon internal and third party reserve analyses; general economic and weather conditions in geographic

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regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates especially due to the instability in Brazil and economic conditions in Mexico; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

CONTACTS
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341

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